CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") dated effective April 5th, 2008, by and between Sogua (BVI) Limited, a British Virgin Islands business, with its US mailing address of business located at 1500 Broadway and its subsidiaries (the "Company"); and Digital Media Agency, LLC a Nevada corporation, having its principal address of business at 250 E. 54th St. Suite 5C, New York, NY 10022 USA (the "Consultant").

ARTICLE 1: SCOPE OF WORK

1.1 Services. The Company has engaged the Consultant to provide services in connection with the Company's business. The Consultant shall serve as a business advisor to the Company and render such services as may be reasonably requested by the Company including, without limitation to strategic planning, merger, acquisition possibilities and business development activities of the Company in order to assist the Company in attempting to formulate the best strategy to meet the Company's marketing needs.

1.2 Confidentiality. In order for the Consultant to perform the consulting services, it may be necessary for the Company to provide the Consultant with Confidential Information regarding the Company's business and services. The Company will rely heavily upon the Consultant's integrity and prudent judgment to use this information only in the best interests of the Company.

ARTICLE 2: COMPENSATION FOR CONSULTING SERVICES

2.1 Compensation. The Company shall pay to the Consultant the amount of two thousand five hundred US dollars ($2,500.00 USD) per month for services rendered to the Company under this Agreement payable in advance the 1st of every month.

2.2 In the event that the Company completes any Transaction involving the amount of five million dollars ($5,000,000.00 USD) or more or the Consultant procures a sponsor contract with a value of over three hundred thousand dollar ($300,000.00 USD) then the Company agrees to raise the amount of the monthly retainer fee to seven thousand five hundred dollars ($7,500.00 USD) upon closing, payable monthly in advance on the 1st of every month.

ARTICLE 3: TERM AND TERMINATION

3.1 Term. This Agreement shall be effective as of May 1, 2008, and shall continue in full force and effect for thirty six (36) months. The Company and the Consultant may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue.

3.2 Termination. This Agreement and the Consultant's engagement hereunder shall not be terminated by the Company under any circumstances nor for any reason whatsoever, unless the Consultant has conducted gross negligence or willful misconduct against the Company.

ARTICLE 4: CONFIDENTIAL INFORMATION

4.1 Obligation of Confidentiality. In performing consulting services under this Agreement, the Consultant may be exposed to and will be required to use certain "Confidential Information" of the Company. The Consultant agrees that the Consultant will not and the Consultant's employees, agents or representatives will not, use, directly or indirectly, such Confidential

Information for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the CEO of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

ARTICLE 5: GENERAL PROVISIONS

5.1 Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

5.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, USA.

5.3 Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

5.4 Modification. No modification or attempted waiver of this Agreement, or any provision thereof, shall be valid unless agreed by both parties in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of two (2) pages as of the day and year first written above.

SOGUA (BVI) LIMITED

By: ______________________

Name: LI FENG

Title: CEO

DIGITAL MEDIA AGENCY, LLC

By: ______________________

Name: ______________________

Title: ______________________